Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

LARAMIE ENERGY, LLC

AS SELLER

AND

PLAINS EXPLORATION & PRODUCTION COMPANY

AS BUYER

Dated April 18, 2007

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE		8
2.1	Purchase and Sale	8
2.2	Purchased Assets; Excluded Assets	8
2.3	Revenues and Expenses	10
2.4	Effective Time	10
2.5	Purchase Price	11
2.6	Allocation of Purchase Price	11
2.7	Adjustments to Purchase Price	11

ARTICLE III BUYER’S INSPECTION		13
3.1	Access to Records	13
3.2	Access to Properties	13

ARTICLE IV TITLE MATTERS		13
4.1	Defensible Title	13
4.2	Purchase Price Adjustments for Defective Interests	14
4.3	Interest Additions	17
4.4	Title Dispute Resolution.	17
4.5	Casualty Loss and Condemnation	18

ARTICLE V ENVIRONMENTAL MATTERS		19
5.1	Assertions of Environmental Defects	19
5.2	Remedies for Environmental Defects	20
5.3	Exclusive Remedy	20
5.4	Environmental Deductibles	20
5.5	Environmental Dispute Resolution	21
5.6	NORM, Wastes and Other Substances	22

ARTICLE VI SELLER’S REPRESENTATIONS AND WARRANTIES		22
6.1	Organization and Standing	22
6.2	Power	22
6.3	Authorization and Enforceability	22
6.4	Liability for Brokers’ Fees	23
6.5	Alien Status	23
6.6	Litigation	23
6.7	Rentals and Royalties	23
6.8	No Conflicts	23
6.9	Compliance with Laws, Etc	24
6.10	Environmental Conditions	24
6.11	Taxes	24
6.12	Hydrocarbon Sales Contracts	24

i

6.13	Material Contracts	24
6.14	No Preferential Rights or Consents	25
6.15	Records	25
6.16	Suspense Accounts	25
6.17	Hedging Contracts	25
6.18	Gas Imbalances	25
6.19	Well Status	25
6.20	Laramie Land Assets	26
6.21	Operating Agreements	26
6.22	Change in Condition	26
6.23	Plugging and Abandonment; Status of Wells	26
6.24	Operating Equipment	27
6.25	Investment	27

ARTICLE VII BUYER’S REPRESENTATIONS AND WARRANTIES		27
7.1	Organization and Standing	27
7.2	Power	28
7.3	Authorization and Enforceability	28
7.4	Liability for Brokers’ Fees	28
7.5	Litigation	28
7.6	Securities Laws	28
7.7	Independent Evaluation	29
7.8	No Conflicts	29
7.9	Eligibility	29
7.10	Shares	30
7.11	Listing	30
7.12	Financial Statements	30
7.13	Filings	30

ARTICLE VIII COVENANTS AND AGREEMENTS		31
8.1	Covenants and Agreements of Seller	31
8.2	Covenants and Agreements of Buyer	32
8.3	Covenants and Agreements of the Parties	33
8.4	Personnel	33
8.5	HSR Act	34

ARTICLE IX TAX MATTERS		34
9.1	Apportionment of Tax Liability	34
9.2	Tax Returns and Reports	34

ARTICLE X CONDITIONS TO CLOSING		35
10.1	Conditions to Seller’s Obligations	35
10.2	Conditions to Buyer’s Obligations	35
10.3	Conditions to Obligations of Seller and Buyer	36

ARTICLE XI RIGHT OF TERMINATION AND ABANDONMENT		36
11.1	Termination	36

11.2	Liabilities Upon Termination	37

ARTICLE XII CLOSING		37
12.1	Date of Closing	37
12.2	Place of Closing	37
12.3	Closing Obligations	37

ARTICLE XIII POST-CLOSING OBLIGATIONS		38
13.1	Post-Closing Adjustments	38
13.2	Proceeds and Expenses	39
13.3	Records	40
13.4	Suspense Accounts	40
13.5	Sales Tax	40
13.6	Further Assurances	40
13.7	Release of Escrow Funds and Shares	40
13.8	Removal of Name	41

ARTICLE XIV INDEMNIFICATION		41
14.1	Indemnification by Seller	41
14.2	Assumption of Certain Liabilities	41
14.3	Indemnification by Buyer	42
14.4	Mutual Releases	42
14.5	Limitations on Indemnification	42
14.6	Survival Provisions	43
14.7	Certain Disclaimers	43
14.8	Procedure	44
14.9	Reservation as to Non-Parties	45
14.10	Exclusive Remedy	46
14.11	Waiver of Right to Rescission	46

ARTICLE XV MISCELLANEOUS		46
15.1	Schedules and Exhibits	46
15.2	Expenses	46
15.3	Notices	46
15.4	Amendments	48
15.5	Assignment	48
15.6	Announcements	48
15.7	Headings	48
15.8	Counterparts	48
15.9	References	48
15.10	Governing Law; Jurisdiction; Venue; Jury Waiver	48
15.11	Entire Agreement	49
15.12	Knowledge and Reasonable and Commercially Reasonable Efforts	49
15.13	Binding Effect	49
15.14	No Third-Party Beneficiaries	49
15.15	Waiver of Compliance with Bulk Transfer Laws	49
15.16	Dispute Resolution	49

15.17	Disclaimer of Representations and Warranties	50
15.18	Confidentiality	50
15.19	Construction	51

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”), dated April 18, 2007, is between LARAMIE ENERGY, LLC, a Delaware limited liability company (“Seller”) and PLAINS EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (“Buyer”).

Agreement

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

The following terms when used herein and in the Exhibits and Schedules shall have the following meanings:

“Accountants” is defined in Section 13.1(b).

“Affiliate” means with respect to a Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. A Person conclusively will be deemed to control another Person if it owns greater than 50% of the equity or voting power of such Person.

“Aggregate Defect Deductible” is defined in Section 4.2(c)(iii).

“Agreement” means this Asset Purchase and Sale Agreement, together with all of the Exhibits and Schedules hereto, as the same may be amended from time to time.

“Allocated Value” is defined in Section 2.6.

“Approved Expenditures” is defined in Section 8.1(a)(ii).

“Assets” is defined in Section 2.2(a).

“Assumed Obligations” is defined in Section 14.2.

“Background Materials” is defined in Section 7.7.

“Buyer” is defined in the introductory paragraph.

“Buyer Indemnified Parties” means (a) Buyer and its Affiliates and (b) all persons who are or were an officer, director, shareholder, partner, member or manager of Buyer, or any Affiliate of Buyer.

“Claim Notice” is defined in Section 14.8(a).

“Closing” is defined in Section 12.1.

“Closing Amount” is defined in Section 2.7.

“Closing Date” is defined in Section 12.1.

“Code” is defined in Section 6.5.

“Commission” means the U.S. Securities and Exchange Commission.

“Confidentiality Agreement” is defined in Section 8.3(a).

“Contracts” is defined in Section 2.2(a)(iii).

“Current Market Value” means, with respect to a Share as of any date of calculation, the average of the closing prices for Buyer’s common stock on the New York Stock Exchange for the period of ten consecutive trading days ending with the last trading day prior to such date.

“Defect Adjustment” is defined in Section 4.2(c)(i).

“Defect Value” is defined in Section 4.2(d).

“Defective Interest” is defined in Section 4.2(a).

“Defensible Title” is defined in Section 4.1(a).

“Disputed Title Matters” is defined in Section 4.4(a).

“DOJ” means the Department of Justice.

“Effective Time” is defined in Section 2.4.

“Employee Benefit Plans” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Environmental Defect” is defined in Section 5.1(a).

“Environmental Defect Deductible” is defined in Section 5.4.

“Environmental Laws” means any and all present and future laws (whether common or statutory), compacts, treaties, conventions, rules, regulations, orders, decrees, judgments, injunctions, promulgated or entered under such laws by any federal, state, tribal or local governmental entity relating to public or employee health and safety, pollution or protection of the environment, including, without limitation, common law claims and theories of liability in negligence, trespass, nuisance, strict liability or any other common law theory, CERCLA, RCRA, the Federal Safe Drinking Water Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right-to-Know Act, the Clean Air Act, the Oil Pollution Act, the Toxic Substances Control Act, and any and all other federal, state, tribal and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants on or into the workplace or the environment (including, without limitation, ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances, as all of the foregoing may be amended, supplemented and reauthorized from time to time.

“Environmental Defect Notice” is defined in Section 5.1(a).

“Environmental Obligations” shall mean all of the liabilities and obligations, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, actual or potential, accrued or unaccrued, solely to the extent related to the Properties, whether such liabilities and obligations accrue before, on or after the Effective Time, including, without limitation, costs for environmental responses, removal, remediation and all other cleanup costs, to the extent such liabilities and obligations relate to (a) the violation of, and compliance with, past, present and future Environmental Laws, (b) remediation and restoration of the Properties, including, without limitation, plugging and abandonment and remediation of the Wells, (c) asbestos and (d) damage to persons or property on account of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or similar substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” is defined in Section 2.7.

“Escrow Agent” is defined in Section 2.7.

“Excluded Assets” means (a) all of Seller’s minute books, financial records, and other business records that relate to Seller’s business generally (excluding the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time; (e) all Hydrocarbons produced and sold from the Properties with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets; (g) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of

Seller that may be protected by an attorney-client privilege; (i) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; (j) documents prepared or received by Seller with respect to (A) lists of prospective purchasers for such transactions compiled by Seller, (B) bids submitted by other prospective purchasers of the Assets, (C) analyses by Seller or its representatives of bids submitted by all prospective purchasers, (D) correspondence between or among Seller, its representatives, and any prospective purchaser other than Buyer and (E) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (k) Seller’s Denver office lease and all personal property located at Seller’s Denver office not directly related to the Assets; (l) all of Seller’s Employee Benefit Plans, including all rights, obligations and assets related thereto; (m) all of Seller’s rights and obligations under accounting and human resources outsource contracts; (n) the Mid-Stream LLC Interests; and (o) peripherals located in Seller’s Denver office.

“Exhibit” means any of the exhibits attached hereto and incorporated herein.

“Existing Seller Claims” is defined in Section 6.6.

“Final Purchase Price” is defined in Section 13.1(a).

“Final Settlement Date” is defined in Section 13.1(a).

“Final Settlement Statement” is defined in Section 13.1(a).

“Flowlines” is defined in Section 2.2(a)(ii).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as applied in the oil and gas industry.

“Governmental Authority” means any federal, state, local, municipal, foreign or other government, any governmental or quasi-governmental authority of any nature (including any governmental board, agency, branch, department, official, or entity and any court or other tribunal); and any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 5.6.

“Hidden Creek Pipeline” is defined in Section 2.2(a)(viii).

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. “Hydrocarbons” is defined in Section 2.2(a)(i). “Indemnified Party” is defined in Section 14.8(a).

“Hydrocarbons” is defined in Section 2.2(a)(i).

“Indemnifying Party” is defined in Section 14.8(a).

“Indemnity Deductible” is defined in Section 14.5(b).

“Individual Title Defect Threshold” is defined in Section 4.2(a).

“Individual Environmental Threshold” is defined in Section 5.4.

“Interest Addition Adjustment” is defined in Section 4.3.

“Interest Additions” is defined in Section 4.3.

“Lands” is defined in Section 2.2(a)(i).

“Laramie Land” is defined in Section 2.2(a)(vii).

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty, and includes Environmental Laws.

“Leases” is defined in Section 2.2(a)(i).

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith.

“LLC Interests” is defined in Section 2.2(a)(vii).

“Loss” means any loss, cost, expense, liability, obligation, damage, demand, suit, or sanction of every kind and character including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against; excluding any special, consequential, punitive or exemplary damages or claims for lost profits or lost business opportunities, except to the extent recovered against the indemnified party by a third-party claimant.

“Material Contracts” means those Contracts currently in force and effect that involve the performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $100,000 per year or that are otherwise material to the ownership or development of the Properties.

“Mid-Stream LLC Interests” means Seller’s 25% member interest in Collbran Valley Gas Gathering, LLC, which interest is subject to a separate Membership Interests Purchase and Sale Agreement.

“NORM” means naturally occurring radioactive materials.

“Notice Deadline” is defined in Section 4.2(b).

“Notice of Defective Interest” is defined in Section 4.2(b).

“NRI” is defined in Section 4.1(a).

“Operating Costs” is defined in Section 2.3.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any arbitrator, court or other Governmental Agency.

“Other Assets” means the LLC Interests and other Assets that individually have been assigned an Allocated Value as set forth on Exhibit B.

“Permits” means any approval, license, consent, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law. All material Permits are described in Exhibit A-1.

“Permitted Encumbrances” means:

(a) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI for a Well or Well Location below that set forth in Exhibit B;

(b) liens for taxes or assessments not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(c) all rights to consent by, required notices to, filings with, or other actions by federal, state or local Governmental Authorities in connection with the sale or conveyance of the applicable Asset if the same are customarily sought subsequent to such sale or conveyance;

(d) rights of reassignment upon the surrender or expiration of any Lease;

(e) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the Properties or any restriction on access thereto that do not materially interfere with the operation of the affected Property as has been conducted in the past;

(f) such Title Defects as Buyer has waived pursuant to Section 4.2(e) or otherwise;

(g) the terms and conditions of the Contracts to the extent such terms and conditions do not cause the present NRI to be less than or the present WI to be more than as set forth in Exhibit B for the applicable Well or Well Location (other than resulting from non-consent elections of operating agreements and other agreements, reversions, back-ins, unit revisions and other events expressly contemplated by such agreements);

(h) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Properties (i) if such liens and charges have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, such liens and charges have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

(i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in any manner; and all applicable Laws of general applicability in the area of the Properties;

(j) liens arising under operating agreements and production sales contracts securing amounts not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

(k) any Existing Seller Claims set forth on Schedule 6.6; and

(l) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting any of the Properties that are not such as to interfere materially with the operation, value or use thereof.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

“Personal Property” is defined in Section 2.2(a)(vi).

“Preliminary Settlement Statement” is defined in Section 2.7.

“Prime Rate” means the per annum rate of interest established from time to time by JPMorgan Chase Bank, N.A. as its prime rate.

“Properties” and “Property” are defined in Section 2.2(a)(ii).

“Purchase Price” is defined in Section 2.5.

“Records” is defined in Section 2.2(a)(ix).

“Remediation” means, with respect to an Environmental Defect, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” means, with respect to an Environmental Defect, an amount equal to the sum of (i) the estimated cost to remediate the Environmental Defect, but only to the level required by Environmental Laws in effect at the date hereof using the most cost effective Remediation available, and (ii) the amount reflecting the damage, if any, incurred or suffered by Buyer attributable to any impairment of production from the affected Properties arising out of or resulting from Seller’s Remediation activities.

“Schedule” means any of the schedules attached hereto and incorporated herein.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the introductory paragraph.

“Seller Indemnified Parties” means (a) Seller and its Affiliates and (b) all persons who are or were an officer, director, shareholder, partner, member or manager of Seller, or any Affiliate of Seller.

“Seller’s Warranties” is defined in Section 14.7.

“Shares” is defined in Section 2.5.

“Taxes” means all ad valorem, property, production, excise, severance and other taxes based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom other than income taxes.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Title Arbitrator” is defined in Section 4.4(b).

“Title Defect” is defined in Section 4.2(a).

“Transition Services Agreement” is defined in Section 12.3(d).

“Value of Interest Addition” is defined in Section 4.3.

“Wells” is defined in Section 2.2(a)(ii).

“Well Location” is defined in Section 2.2(a)(ii).

“WI” is defined in Section 4.1(a).

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale.

Seller agrees to sell, and Buyer agrees to purchase, the Assets pursuant to the terms of this Agreement.

2.2 Purchased Assets; Excluded Assets.

(a) As used herein, the term “Assets” refers to the following and all of Seller’s right, title and interest therein:

(i) the leasehold estates created by the oil and gas leases described in Exhibit A attached hereto and mineral interests (the “Leases”) and in and to the lands covered by the Leases, including without limitation the lands described in Exhibit A (the “Lands”), and the oil, gas and all other hydrocarbons (“Hydrocarbons”) attributable to the Leases and the Lands, and all rights to Hydrocarbon production after the Effective Time relating to the Leases and the Lands, including, without limitation, all reversionary interests, backin interests, overriding royalty interests, production payments, net profits interests and mineral and royalty interests in production of Hydrocarbons;

(ii) the existing oil and gas wells as described in Exhibit B (the “Wells”), any gathering and flowlines associated with the Wells (the “Flowlines”) up to their connection with the gathering systems owned by Collbran Valley Gas Gathering, LLC, or the Hidden Creek Pipeline described in Section 2.2(a)(viii) below, and the undrilled well locations located on the Leases as described in Exhibit B (the “Well Locations”) (the Leases, the Lands, Hydrocarbons, the Wells, the Flowlines and the Well Locations are referred to herein collectively as the “Properties” or individually as a “Property”);

(iii) all of Seller’s existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements, equipment leases and other contracts, agreements and instruments (“Contracts”);

(iv) all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to the Properties and the units created thereby which accrue or are attributable to the interests of Seller in the Properties;

(v) all permits, licenses, servitudes, easements, rights-of-way and other surface agreements used in connection with the ownership or operation of the Properties or the Personal Property;

(vi) all equipment, machinery, fixtures, and other real, personal, and mixed property, operational and nonoperational, known or unknown, located on the Properties or the other Assets described above as of the Closing Date, including, without limitation, the field and gathering assets specifically described in Exhibit C, and all other saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, separation facilities, structures, materials, and other items used in the operation thereof, all personal computers and associated peripherals located in Seller’s Grand Junction office, and all personal computers located in Seller’s Denver office (“Personal Property”);

(vii) a 100% member interest (the “LLC Interests”) in Laramie Land & Cattle Company, LLC, a Colorado limited liability company (“Laramie Land”), which owns approximately 3200 acres of surface estate and mineral interests overlying a portion of the Properties and an associated ranching operation as more particularly described in Schedule 6.20;

(viii) the pipeline described in Exhibit D and all equipment, machinery, fixtures, pipe, valves, compressors, meters, rights of way, easements, and other real and personal property associated therewith (the “Hidden Creek Pipeline”); and

(ix) all of the files, records, information, and data, whether written or electronically stored, relating to the Assets, including, without limitation: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; (D) operations, environmental, production, and accounting records; (E) facility and well records; (F) geological, geophysical and seismic records, interpretations, data, maps and information; (G) engineering data; and (H) copies of all Environmental Assessments, both completed or pending, and any other environmental studies or reports related to the Assets, but excluding any of the foregoing items that are Excluded Assets (“Records”).

(b) The Assets do not include, and Seller shall not sell or convey, any of the Excluded Assets.

2.3 Revenues and Expenses.

Subject to the provisions hereof, Seller shall remain entitled to all of the rights and responsibilities of ownership (including, without limitation, the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Costs, in each case attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights and responsibilities of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds), and shall be responsible for all Operating Costs (provided such costs are permitted to have been incurred pursuant to Section 8.1(a)(ii), if applicable), in each case, attributable to the Assets for the period of time from and after the Effective Time. All Operating Costs attributable to the Assets, in each case that are: (i) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (ii) incurred with respect to operations conducted or production after the Effective Time shall be paid by or allocated to Buyer. “Operating Costs” means all (i) operating costs (including, without limitation, costs of insurance and Taxes), leasehold acquisition and other capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business (excluding any general and administrative or overhead costs incurred by Seller but including, where applicable, in accordance with the relevant operating or unit agreement, if any, any overhead costs charged to the Assets by Third Party operators under the relevant operating agreement or unit agreement), (ii) Liabilities attributable to personal injury or death, property damage or violation of any Law with respect to operations prior to the Closing Date, (iii) Environmental Obligations, and (iv) obligations to pay working interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties; but excluding obligations to plug wells, dismantle or decommission facilities, close pits. and restore the surface around such wells, facilities and pits.

2.4 Effective Time.

The purchase and sale of the Assets shall be effective January 1, 2007, at 7:00 A.M. local time where the Assets are located (the “Effective Time”).

2.5 Purchase Price.

The purchase price for the Assets (the “Purchase Price”) (i) shall be $860,000,000 and (ii) 1,000,000 newly issued shares of common stock of Buyer, par value $0.01 per share (the “Shares”). For purposes of computing the Purchase Price under the provisions of this Agreement, the value of the Shares will be based upon the closing price of the Buyer’s common stock on the New York Stock Exchange on the date of this Agreement.

2.6 Allocation of Purchase Price.

The Purchase Price shall be allocated among the Wells, the Well Locations and the Other Assets as set forth on Exhibit B. The value allocated to a Well, Well Location or Other Asset as set forth on Exhibit B is referred to as the “Allocated Value” for such Asset.

2.7 Adjustments to Purchase Price.

The Purchase Price shall be adjusted according to this Section 2.7 without duplication. The Purchase Price shall be adjusted at Closing pursuant to a preliminary settlement statement prepared by Seller and submitted, together with reasonably detailed supporting documentation (the “Preliminary Settlement Statement”), to Buyer five days prior to Closing for Buyer’s comments and review. The Preliminary Settlement Statement shall set forth the Closing Amount (as hereinafter defined) and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price adjusted as provided in this Section 2.7, using the best information available, less (i) the Shares plus (ii) $12,500,000 of the Purchase Price to be deposited into an interest bearing escrow account (the “Escrow Account”) established by Seller and Buyer at JPMorgan Chase Bank, N.A. (the “Escrow Agent”), pursuant to Section 4.2(c)(ii). After Closing, the Purchase Price shall be adjusted in the Final Settlement Statement delivered pursuant to Section 13.1.

(a) Upward Adjustments. The Purchase Price shall be adjusted upward, without duplication, by the following:

(i) an amount equal to the proceeds derived from the sale of Hydrocarbons attributable to the Properties (net of royalties and overriding royalties payable to third parties to the extent Buyer assumes and agrees to pay the same) actually received by Buyer and attributable to the Properties which are, in accordance with GAAP, attributable to Seller with respect to periods prior to the Effective Time;

(ii) an amount equal to the value of all Hydrocarbons in storage above any pipeline connection owned by Seller at the Effective Time and not previously sold by Seller that is attributable to the Properties, such value to be the contract price (or if there is no applicable contract price, the market price) in effect as of the Effective Time less Taxes or gravity adjustments, transportation and marketing costs that are deducted by the purchaser of such Hydrocarbons (net of all royalties and overriding royalties payable to third parties to the extent Buyer assumes and agrees to pay the same);

(iii) the amount of all expenditures (including, without limitation, royalties, rentals and other charges, Taxes and Operating Costs (but if applicable, only to the extent permitted to have been incurred pursuant to Section 8.1(a)(ii))) paid directly by or on behalf of Seller in connection with the ownership or operation of the Properties attributable, in accordance with GAAP, to periods from and after the Effective Time;

(iv) an amount equal to all prepaid expenses attributable, in accordance with GAAP, to the Properties for the period from and after the Effective Time that are paid by or on behalf of Seller, including, without limitation, prepaid utility charges, prepayments under leases, easements and rights-of-way, prepaid insurance premiums and prepaid Taxes; delay rentals and payments under rights-of-way and easements shall be allocated per day over the period by which the applicable lease, right-of-way or easement is extended thereby, and amounts attributable to the period from and after the Effective Time shall be deemed to be prepaid expenses;

(v) an amount equal to the adjustment, if any, for aggregate Approved Expenditures pursuant to Section 8.1(a)(ii);

(vi) the amount, if any, of Interest Addition Adjustments;

(vii) interest on the Purchase Price at the Prime Rate accruing from but excluding May 31, 2007 to the Closing Date if the Closing shall not have occurred on or before May 31, 2007 as a result of the failure to be satisfied of the condition precedent to Seller’s obligations set forth in Section 10.1(a); and

(viii) any other amount agreed upon in writing by Seller and Buyer.

(b) Downward Adjustments. The Purchase Price shall be adjusted downward, without duplication, by the following:

(i) an amount equal to all proceeds derived from the sale of Hydrocarbons attributable to the Properties, net of royalties and severance taxes paid by Seller, actually received by Seller that are, in accordance with GAAP, attributable to Buyer with respect to periods from and after the Effective Time;

(ii) an amount equal to all unpaid Operating Costs and other expenses, burdens and obligations (including, without limitation, royalties, overriding royalties, rentals, seismic and other charges) which in accordance with GAAP, accrue or are attributable to the Properties prior to the Effective Time;

(iii) an amount equal to all unpaid Taxes directly attributable to the Properties for any period ending prior to the Effective Time that are assumed by Buyer pursuant to Section 9.1;

(iv) the amount by which the aggregate amount of Defect Adjustments and adjustments for Environmental Defects, if any, exceeds the Aggregate Defect Deductible;

(v) an amount equal to the value of any casualty loss pursuant to Section 4.5(b);

(vi) an amount equal to the adjustment, if any, for Loss attributable to any casualty or taking described in Section 4.5(b); and

(vii) any other amount agreed upon in writing by Seller and Buyer.

ARTICLE III

BUYER’S INSPECTION

3.1 Access to Records.

From and after the date of this Agreement until Closing, and subject to this Section 3.1, Seller will make the Records available to Buyer and Buyer’s authorized representatives for inspection and review at Seller’s offices where the respective Records are maintained, during normal business hours for the purpose of permitting Buyer to perform its due diligence review. Subject to the consent and cooperation of Third Parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, additional information in the possession of a Third Party as Buyer may reasonably desire.

3.2 Access to Properties.

From and after the date of this Agreement until Closing, Seller will, upon reasonable advance notice, allow Buyer and Buyer’s authorized representatives to conduct, at Buyer’s sole risk and expense, on-site inspections and environmental assessments of the Lands, Wells and lands owned by Laramie Land during reasonable business hours. In connection with any such on-site inspections, Buyer agrees not to interfere with the normal operation of the Properties and agrees to comply with all requirements of the operator. Buyer shall provide to Seller any plan for such an environmental assessment prior to commencement of field work. If Buyer prepares its own environmental assessment of any Property, Buyer will furnish copies thereof to Seller. In connection with granting such access, Buyer represents that it is adequately insured and, except to the extent caused by Seller’s gross negligence or willful misconduct, Buyer waives, releases and agrees to indemnify, defend, save and hold harmless the Seller Indemnified Parties against all claims for injury to, or death of, Persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive the termination of this Agreement.

ARTICLE IV

TITLE MATTERS

4.1 Defensible Title.

(a) Defensible Title – Definitions. The term “Defensible Title” means, as to each Well or Well Location described on Exhibit B, such title held by Seller that: (i) for each such Well or Well Location, entitles Seller (and after Closing will entitle Buyer) to receive not less than the net revenue interest (the “NRI”) set forth in Exhibit B for such Well or Well Location, without reduction, suspension or termination (except as set forth in Exhibit B); (ii) obligates Seller (and after Closing will obligate Buyer) to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from the Well or Well Location in an amount not greater than the corresponding working interest (the “WI”) set forth in Exhibit B without a corresponding increase in the NRI (except as set forth in Exhibit B); (iii) is reflected by appropriate documentation properly filed in the official records of Mesa County or Garfield County, Colorado, and of the United States Bureau of Land Management, as applicable; (iv) is not adversely affected by any failure of Seller or others to have obtained any Permit or other regulatory action from any Governmental Authority necessary or desirable for the ownership or operation thereof in accordance with historical practice or that are necessary to carry out the drilling of the Well Locations described in Schedule 8.1(a)(ii); and (v) subject to and except for the Permitted Encumbrances, is free and clear of liens, security interests, title defects and encumbrances of any kind or character. The term “Defensible Title” means, as to each Other Asset, such title held by Seller that: (i) is good and marketable, subject to and except only for the Permitted Encumbrances; and (ii) is not adversely affected by any failure of Seller or others to have obtained any Permit or other regulatory action from any Governmental Authority necessary or desirable for the ownership or operation thereof in accordance with historical practice or that are necessary to carry out the drilling of the Well Locations described in Schedule 8.1(a)(ii).

(b) Allocated Value. If a Well, Well Location or any Other Asset has not been given an Allocated Value by Buyer, or if the Allocated Value (prior to any adjustments hereunder) of such Well, Well Location or Other Asset is $20,000 or less, Seller shall be deemed to have Defensible Title to such Well, Well Location or Other Asset.

4.2 Purchase Price Adjustments for Defective Interests.

(a) Defective Interest. “Defective Interest” means a Well, Well Location or Other Asset affected by a Title Defect that reduces the Allocated Value of the affected Well, Well Location or Other Asset by more than $20,000 (the “Individual Title Defect Threshold”). For purposes hereof, a “Title Defect” means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to title, excluding Permitted Encumbrances, that alone or in combination with other defects renders Seller’s title to a Well, Well Location or Other Asset less than Defensible Title.

(b) Notice of Defective Interest. Buyer shall give Seller written notice (a “Notice of Defective Interest”) as soon as Title Defects are discovered, and in any event no later than the Closing Date (the “Notice Deadline”). A Notice of Defective Interest shall include all of the following: (i) a description of each Defective Interest; (ii) the basis for each Defective Interest, and, if the basis is derived from any document, a copy of such document (or pertinent part thereof) shall be attached, or if the basis is derived from any gap in the chain of title, the documents preceding and following the gap shall be attached; (iii) the Allocated Value of such affected Well, Well Location or Other Asset; and (iv) Buyer’s good faith estimate of the Defect Value and the computations upon which Buyer’s estimate is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Notice Deadline, a Notice of Defective Interest covering all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Notice Deadline.

(c) Defect Adjustments.

(i) Subject to Sections 4.2(a) and (b), if a Well, Well Location or Other Asset is a Defective Interest, the Purchase Price will be reduced under Section 2.7(b)(iv) by the corresponding Defect Value (which reduction is called a “Defect Adjustment”) unless (A) the basis for treating such Well, Well Location or Other Asset as a Defective Interest has been removed by Seller at its sole cost and expense to the reasonable satisfaction of Buyer prior to Closing, (B) Buyer agrees to waive the relevant Title Defect, (C) Seller elects not later than two business days prior to Closing to cure such Title Defect no later than 90 days after Closing, or (D) Seller elects to retain the entirety of the Well, Well Location or Other Asset that is subject to such Title Defect and treat it as an Excluded Asset, in which case the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Well, Well Location or Other Asset. Any Purchase Price reduction under clause (D) shall also constitute a Defect Adjustment for purposes of this Agreement. If Seller and Buyer elect not to pursue any of the options in clauses (A), (B), or (C) in the previous sentence with respect to any Defective Interests, the Purchase Price shall be reduced pursuant to Section 2.7(b)(iv).

(ii) In order to provide security for Title Defects to be cured after Closing, for Environmental Defects resolved under Section 5.5, and for indemnity claims under Section 14.1, at Closing (i) the Shares and (ii) $12,500,000 of the Purchase Price shall be deposited by Buyer into the Escrow Account (in case of the Shares, by delivery of the certificate representing the Shares accompanied by a properly completed undated stock power, duly executed in blank by the record holder and in the case of the amount specified in clause (ii), by wire transfer).

(A) If any Title Defect that Seller has elected to cure is cured to the reasonable satisfaction of Buyer on or before 90 days after Closing, Buyer shall so notify Seller within 15 days after receipt of such curative materials. Within five days after Buyer has notified Seller that such Title Defect has been cured to its reasonable satisfaction, the parties shall instruct the Escrow Agent to distribute to Seller out of the Escrow Account the Defect Value for such Title Defect. If Buyer disputes the adequacy of Seller’s curative material with respect to, or that Seller has adequately cured, any Title Defect, Buyer shall so notify Seller within 15 days after receipt of such curative materials.

(B) If Seller provides no curative materials to cure a Title Defect within the 90-day time period, subject to Seller’s rights under Section 4.2(c)(ii)(C) below, Buyer may elect to treat the affected Wells, Well Locations or Other Assets as Excluded Assets, in which case Buyer will cause the Excluded Asset to be assigned to Seller or Seller’s designee effective as of the Effective Time free of all liens, encumbrances and defects arising by, through or under Buyer. Upon such election by Buyer, Buyer shall have the option to either (1) receive the Allocated Value of the Excluded Asset as a credit to Buyer in the Final Settlement Statement prepared pursuant to Section 13.1, or (2) have the parties instruct the Escrow Agent to distribute to Buyer, promptly after Buyer’s election to treat the affected Property as an Excluded Asset, the Defect Value with respect to such Title Defect.

(C) If Buyer disputes the adequacy of Seller’s curative materials or that a Title Defect has been cured by Seller, or if Seller disputes the Defect Value asserted by Buyer for a Title Defect covered by Section 4.2(c)(ii)(B), the issue of the adequacy of the curative materials, the fact of the cure or the amount of the Defect Value will be deemed submitted for resolution under Section 4.4. The actual Defect Value for the Title Defect as determined under Section 4.4 shall be distributed to Buyer on the Final Settlement Date (or later determination of the Defect Value).

(iii) Notwithstanding anything to the contrary in this Section 4.2, (A) in no event shall there be any Defect Adjustment or other remedies provided by Seller for any Title Defect for which the Defect Value does not exceed the Individual Title Defect Threshold, and (B) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Defective Interest, unless the sum of the Defect Adjustments for all Defective Interests and Environmental Defects, in the aggregate, excluding any Title Defects cured by Seller, exceeds one and one-half percent (1.5%) of the Purchase Price (the “Aggregate Defect Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to aggregate Defect Adjustments and Environmental Defects in excess of the Aggregate Defect Deductible.

(d) Defect Value. The amount by which the Allocated Value of a Defective Interest has been reduced by a Title Defect (the “Defect Value”) shall be determined in accordance with this Section 4.2(d). In determining which portion of a Property is a Defective Interest pursuant to this Section 4.2(d), it is the intent of the parties to include, to the extent possible, only that portion of the Property adversely affected by the defect as a Defective Interest. The Defect Value may not exceed the Allocated Value of the Property, and shall be determined by the parties in good faith taking into account all relevant factors, including, without limitation, the following:

(i) the Allocated Value of the affected Property;

(ii) in the case of Wells or Well Locations, the potential for, or actual reduction in, the NRI of the Defective Interest, or the potential for, or actual increase in, the WI to the extent such increase is not accompanied by a corresponding increase in the NRI of the Defective Interest;

(iii) if the Title Defect represents only a possibility of title failure, the probability that such failure will occur;

(iv) the legal effect of the Title Defect; and

(v) if the Title Defect is a lien or encumbrance on the Property, the cost of removing such lien or encumbrance.

(e) Waiver. Subject to Seller’s special warranty of title to be contained in the Assignment and Bill of Sale referred to in Section 12.3(a), Buyer shall be deemed to have conclusively waived all Title Defects (i) that do not qualify as Defective Interests, or (ii) that are not disclosed to Seller in a Notice of Defective Interests prior to the Notice Deadline. Any Title Defect waived shall be deemed a Permitted Encumbrance.

4.3 Interest Additions.

Promptly on discovery and in any event no later than the Notice Deadline, Seller may notify Buyer in writing of any interest that entitles a Seller to receive more than the NRI set forth in Exhibit B hereto with respect to a Well or Well Location listed thereon, to the extent the same does not cause a greater than proportionate increase in Seller’s WI therein above that shown on Exhibit B, or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit B hereto, to the extent the same causes a decrease in Seller’s WI that is proportionately greater than the decrease in Seller’s NRI therein below that shown on Exhibit B (collectively, “Interest Additions”). Any notice of possible Interest Additions must include (a) a description of each Interest Addition, (b) the basis for each Interest Addition, (c) the Allocated Value of the Well or Well Location affected by the Interest Addition, and (d) the value of the Interest Addition or the amount by which Seller believes the Allocated Value of the Well or Well Location has been increased by the Interest Addition (“Value of Interest Addition”) and the computations upon which Seller’s belief is based. The Value of the Interest Addition shall be determined by the parties in good faith taking into account all relevant factors including those set forth in Section 4.2(d), and the Purchase Price will be increased in accordance with Section 2.7(a)(vi) by the amount by which the aggregate of all Value of Interest Additions exceeds one and one-half percent (1.5%) of the Purchase Price (an “Interest Addition Adjustment”). If Buyer disputes the existence of an Interest Addition or the Value of an Interest Addition, the issue will be deemed submitted for resolution under Section 4.4. Seller shall be deemed to have conclusively waived all Interest Addition Adjustments that are not disclosed to Buyer in writing by the Notice Deadline.

4.4 Title Dispute Resolution.

(a) The parties agree to resolve disputes concerning the following matters pursuant to this Section 4.4: (i) the existence and scope of a Title Defect, (ii) the Defect Value of that portion of the Properties affected by a Title Defect, (iii) the adequacy of Seller’s Title Defect curative materials submitted pursuant to Section 4.2(c) or of the cure of a Title Defect, and (iv) the existence or Value of an Interest Addition (collectively, the “Disputed Title Matters”).

(b) The parties agree to attempt to initially resolve all Disputed Title Matters through good faith negotiations. If the parties cannot resolve any such Disputed Title Matters on or before the Closing, then the Disputed Title Matters will be finally determined by an independent arbitrator mutually acceptable to the parties, who shall be a title attorney with at least 10 years experience in Colorado oil and gas titles or, if no such arbitrator is mutually acceptable and selected by the parties within 10 days after Closing, then as selected by the American Arbitration Association (in either event, the “Title Arbitrator”). The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 4.4. The Title Arbitrator’s determination of the dispute shall be made within 20 days after submission of the matters in dispute, and shall be final and binding upon both parties, without right of appeal. In making his determination, the Title Arbitrator shall take into account the factors set forth in Sections 4.1 through 4.3. Notwithstanding the foregoing, for Disputed Title Matters arising with regard to Title Defects that Seller elects to cure after Closing, the Title Arbitrator shall be selected by the parties not later than 100 days after Closing, and the Title Arbitrator’s determination of the dispute shall be made within 20 days after submission of the matters in dispute. The costs incurred in employing the Title Arbitrator shall be borne 50% by Seller and 50% by Buyer. After the Title Arbitrator makes a determination as to any Disputed Title Matters, the Title Arbitrator shall instruct the Escrow Agent to pay to Seller or Buyer the appropriate funds from the Escrow Account.

4.5 Casualty Loss and Condemnation.

(a) Notwithstanding anything herein to the contrary, from and after the Effective Time, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Properties.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Properties is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the Loss as a result of such individual casualty or taking exceeds ten percent (10%) of the Purchase Price based on the Allocated Value of the affected Assets, Buyer shall nevertheless be required to close and Seller shall elect by written notice to Buyer prior to Closing either (i) to cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (ii) to treat such casualty or taking as basis for a downward adjustment to the Purchase Price pursuant to Section 2.7(b) with respect to the affected Asset or Assets under Section 4.3. In each case, Seller shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If, after the date of this Agreement but prior to the Closing Date, any portion of the Properties is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the Loss to the Assets as a result of all such casualties or taking is 10 percent (10%) or less of the Purchase Price based on the Allocated Value of the affected Properties, Buyer shall nevertheless be required to close and Seller, at Closing, shall pay to Buyer (i) all sums paid to Seller by Third Parties by reason of such casualty or taking insofar as with respect to the Properties and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty or taking insofar as with respect to the Properties and (ii) an amount equal to any applicable deductible under Seller’s insurance policies covering such Loss; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Properties.

(d) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Property or portion thereof after the date of this

Agreement, but no taking of such Property or portion thereof occurs prior to the Closing Date, Buyer shall nevertheless be required to close and Seller, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Properties threatened to be taken, except that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Properties.

ARTICLE V

ENVIRONMENTAL MATTERS

5.1 Assertions of Environmental Defects.

(a) Buyer must deliver claim notices to Seller meeting the requirements of this Section 5.1 (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) not later than the Notice Deadline setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 5.1. For purposes hereof, an “Environmental Defect” shall mean the existence as of the date of any such notice with respect to the Assets or the operation thereof of any environmental pollution, contamination, degradation, damage or injury as to which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws or which, if left unremediated, would reasonably be likely to require future Remediation under Environmental Laws as in effect at the Closing Date.

(b) For all purposes of this Agreement (excluding Section 14.1(c)), Buyer shall be deemed to have conclusively waived any Environmental Defect which Buyer fails to properly assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Notice Deadline.

(c) Each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect, (ii) a description of each Well, Well Location or other portion of the Assets that Buyer believes in good faith is affected by the alleged Environmental Defect, (iii) Buyer’s assertion of the Allocated Value of the portion of the Properties or other portion of the Assets affected by the alleged Environmental Defect, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. Seller shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.

5.2 Remedies for Environmental Defects.

(a) Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 5.1 is not waived in writing by Buyer or cured by Seller on or before Closing, Seller shall, at its sole option, elect to:

(i) subject to the Individual Environmental Threshold and the Aggregate Defect Deductible, reduce the Purchase Price by the Remediation Amount;

(ii) assume responsibility for the Remediation of such Environmental Defect; or

(iii) retain the Well, Well Location or other portion of the Assets that is subject to such Environmental Defect and treat it as an Excluded Asset, in which case the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Well, Well Location or other portion of the Assets. If the portion of the Assets affected by the Environmental Defect is a field facility that is not located on a Well or Well Location, then for purposes of this clause (iii), in making the election provided in this clause (iii) with regard to such Environmental Defect, Seller shall retain all of the Wells or Well Locations that are or will be served by the affected facility.

If Seller elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for Remediation of such Environmental Defect and such Environmental Defect and all liabilities with respect thereto shall be deemed to constitute Assumed Obligations. If Seller elects the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer shall grant Seller access to the affected Property after the Closing Date to implement and complete such Remediation to the extent and as long as necessary to conduct and complete such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements or (B) upon receipt of a certificate from a mutually agreeable licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

5.3 Exclusive Remedy.

Subject to Sections 5.4 and 14.1(c), Section 5.2 shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

5.4 Environmental Deductibles.

Notwithstanding anything to the contrary in this Article V, (a) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual

Environmental Defect for which the Remediation Amount does not exceed $50,000 per individual Well, Well Location or other portion of the Assets affected by such Environmental Defect (“Individual Environmental Threshold”); and (b) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless the sum of (i) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold, in the aggregate, excluding any Environmental Defects cured by Seller, plus (ii) the sum of the Defect Adjustments for all Defective Interests exceeds the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to aggregate Environmental Defects and Defect Adjustments in excess of the Aggregate Defect Deductible.

5.5 Environmental Dispute Resolution.

Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 5.5. There shall be a single arbitrator, who shall be an environmental attorney with at least ten years experience in environmental matters involving oil and gas producing properties in Colorado, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date, and absent such agreement, by the American Arbitration Association (the “Environmental Arbitrator”). The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.5. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 5.5 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award the Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price in the Final Settlement Statement pursuant to Section 13.1, then within ten days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Article V, the Environmental Arbitrator shall instruct the Escrow Agent to pay to Seller or Buyer the appropriate funds from the Escrow Account.

5.6 NORM, Wastes and Other Substances.

Buyer acknowledges that the Properties have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Properties. Equipment and sites included in the Properties may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Properties may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Properties.

ARTICLE VI

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

6.1 Organization and Standing.

Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified to carry on its business in the state of Colorado.

6.2 Power.

Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not contravene, violate, or be in conflict with, any provision of its organizational or governing documents.

6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller and this Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and all agreements and instruments delivered by Seller at Closing will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4 Liability for Brokers’ Fees.

Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.5 Alien Status.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Internal Revenue Code of 1986, as amended, and the rules and regulations of the Internal Revenue Service thereunder (the “Code”).

6.6 Litigation.

Except as set forth in Schedule 6.6 or Schedule 6.10 attached hereto (“Existing Seller Claims”), there is no action, suit, proceeding, claim or, to its knowledge, investigation pending or, to its knowledge, threatened, against Seller or with respect to any of the Properties in any court or by or before any Governmental Authority or arbitration or mediation that would adversely affect the value of the Properties, or impair Seller’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby. No condemnation or eminent domain proceedings are pending, or, to Seller’s knowledge, threatened, by any Governmental Authority affecting any of the Properties.

6.7 Rentals and Royalties.

Except for those amounts held in suspense that are listed on Schedule 6.16, all rentals and royalties payable by Seller with respect to the Properties and due and payable with respect to periods ending on the Closing Date have been or, by Closing, will be duly and properly paid in all material respects in accordance with applicable law.

6.8 No Conflicts.

Except as set forth in Schedule 6.8, the execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (a) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any agreement or instrument to which Seller is a party or by which it or any of the Properties are bound; (b) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Law or any judgment, decree, or order applicable to Seller or to any of the Properties; (c) contravene, violate, be in conflict with, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Seller; or (d) result in the imposition or creation of any lien, charge or other encumbrance upon or with respect to any of the Properties.

6.9 Compliance with Laws, Etc.

With respect to the Properties operated by Seller and with respect to Properties not operated by Seller, to Seller’s knowledge: (a) Seller’s ownership and the operation of the Properties is and has been in material compliance with all applicable Laws; and (b) Seller or the Third Party operator has acquired and maintains all material Permits from appropriate Governmental Authorities necessary to conduct operations on the Wells in compliance with all applicable Environmental and other Laws and Orders. Except as compliance with Environmental Laws is covered in clause (b), this Section 6.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 6.10.

6.10 Environmental Conditions.

Except as disclosed in Schedule 6.6 or Schedule 6.10: (a) with respect to the Properties operated by Seller, and with respect to Properties not operated by Seller, to Seller’s knowledge, Seller or the Third Party operator thereof has been in material compliance with, and has not been and is not in any material respect in violation of or liable under, any Environmental Law in effect on the date hereof; (b) Seller has no knowledge of any facts relating to the condition, use or operation of any of the Properties that are reasonably likely to constitute or result in a violation of any Environmental Law in effect on the date hereof, or result in a suit, action, claim, investigation or inquiry under or with respect to such Environmental Law, or cause or result in the incurrence of any Environmental Obligation; and (c) with respect to the Properties, Seller has not received any actual or threatened Order, notice or other communication from a Governmental Authority or other Person of any actual or potential violation or failure to comply with any Environmental Law in effect on the date hereof.

6.11 Taxes.

All Taxes due and payable on or before the Closing Date applicable to Seller’s ownership and operation of Properties prior to the Effective Time have been or will by Closing be duly and timely paid except as may be contested by Seller in good faith. Any such contests that are pending at the date hereof are disclosed in Schedule 6.11. All reports and returns required to be filed by Seller prior to the Effective Time with respect to such Taxes will have been (and all such reports and returns required to be filed by Seller prior to the Closing Date will have been, at such date) duly and timely filed.

6.12 Hydrocarbon Sales Contracts.

Except as disclosed in Schedule 6.12, all agreements for the sale of production from Seller’s interest in any Properties (including, without limitation, calls on, options to purchase or other rights to purchase production whether or not the same currently are being exercised) can be terminated by Seller without penalty on 30 days or less notice.

6.13 Material Contracts.

Schedule 6.13 contains a complete and accurate list of all Material Contracts affecting the Properties. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms in all material respects. Seller is not in breach of any Material

Contract and, to the knowledge of Seller, no other Person is in breach of any Material Contract, which breach would reasonably be expected to have a material adverse effect on the Properties taken as a whole. To the knowledge of Seller, no event has occurred and no circumstance exists that would, in any material respect, contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract.

6.14 No Preferential Rights or Consents.

There are no preferential rights providing a third party the option to purchase any of the Properties. There are no permissions, approvals or consents of Governmental Authorities or any other Third Parties that are required in connection with the sale and transfer of the Assets to Buyer (except to the extent the same are customarily obtained after Closing).

6.15 Records.

All Records and other documents relating to the Properties made available by Seller to Buyer for its due diligence reviews are true and correct copies of documents contained in Seller’s files. All historical information and data reflecting volumes of oil and gas production from the Properties, and all Lease operating expense, capital cost and revenue information and data, furnished by Seller to Buyer are true and correct, except for such inaccuracies as would not have a material adverse effect on the value of the Assets taken as a whole. The representations and warranties contained in this Section 6.15 shall not be construed to be representations and warranties with respect to the accuracy of any estimates, forecasts or conclusions contained in any document, any such representations and warranties being expressly denied and disclaimed.

6.16 Suspense Accounts.

Schedule 6.16 sets forth an accurate list of all funds (including interest owed thereon, if any) held in suspense by Seller as of February 28, 2007 for sales through the production month of January, 2007 that are attributable to the Properties.

6.17 Hedging Contracts.

Seller has not entered into any hedging contracts pursuant to which any production of Hydrocarbons from any of the Properties is dedicated or committed as of the Effective Time.

6.18 Gas Imbalances.

Except for pipeline gas imbalances not exceeding $200,000 in the aggregate, which shall be the obligation of Buyer after Closing, there are no gas imbalances with respect to any of the Properties.

6.19 Well Status.

Except as set forth in Schedule 6.19, there are no wells located on the Properties that: (a) Seller is obligated by Law or contract to currently plug and abandon; or (b) have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the Properties.

6.20 Laramie Land Assets.

Seller owns good and marketable title to the LLC Interests, and Laramie Land owns good and marketable title to the surface estate in the lands and all other property owned by Laramie Land as more particularly described in Schedule 6.20; provided, however, with respect to mineral interests owned by Laramie Land, Seller represents only that Laramie Land has Defensible Title thereto. Laramie Land has conducted no business or operations on said lands other than an agricultural business pursuant to the contracts described in Schedule 6.20. Laramie Land has no assets other than the lands and such other property and no Liabilities other than under the contracts described in Schedule 6.20. Laramie Land does not own or hold, directly or indirectly, any equity or other ownership interest in any corporation, limited liability company, partnership, joint venture, or other Person. Laramie Land has no employees, and has never had any employees. Laramie Land has not ever maintained, contributed to, sponsored, or been a party to any employee benefit plan as defined in section 3(3) of ERISA. None of Seller or any ERISA Affiliate of Seller has incurred any liability under Title IV of ERISA.

6.21 Operating Agreements.

With respect to the joint, unit or other operating agreements relating to the Leases and Lands: (a) except as disclosed on Schedule 6.21, there are no outstanding calls or payments under authorities for expenditures (AFE’s) that commit Seller (net to its interest) to an amount in excess of $200,000; (b) Seller has listed on Schedule 6.21 the status of all material operations by less than all parties to the extent that such has an effect upon Seller’s interests in the Leases and Lands; and (c) except as disclosed on Schedule 6.21, there are no operations under the operating agreements with respect to which Seller has become a non-consenting party.

6.22 Change in Condition.

Except as disclosed on Schedule 6.22, there has occurred no physical change in the Assets (other than operations and production in the ordinary course) or other casualty since Effective Time that adversely affects the value, use or operation of the Assets (other than declines due to actual depletion).

6.23 Plugging and Abandonment; Status of Wells.

The Assets include all of the wells reflected in the Background Materials, and do not include any wells not reflect in the Background Materials that as of the Effective Time required, in accordance with sound oilfield practice or pursuant to orders of a governmental authority, or that had been AFE’ed for, permanent plugging and abandonment. No Well identified in Exhibit B and associated with an Allocated Value of greater than zero was non-producing or shut-in as of the Effective Time, except for any such Wells that were shut-in on a temporary basis as part of normal oilfield operations.

6.24 Operating Equipment.

The operating equipment and field facilities included in the Assets are in good working order, ordinary wear and tear excepted, and have been constructed and maintained in accordance with sound oilfield operating practices. All such equipment and field facilities are located on Lands covered by the Leases, and Seller owns or co-owns the same or leases or co-leases the same from non-affiliated lessors.

6.25 Investment. Seller is not acquiring the Shares with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. Seller (a) is familiar with investments of the nature of the Shares, (b) understands that this investment involves substantial risks, (c) has adequately investigated the Shares, (d) has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in an investment in the Shares, and (e) is able to bear the economic risks of such investment. Seller has had the opportunity to visit with Buyer and meet with its officers and other representatives to discuss the business, assets, liabilities, financial condition, and operations of Buyer, has received all materials, documents and other information that Seller deems necessary or advisable to evaluate an investment in the Shares, and has made its own independent examination, investigation, analysis and evaluation of an investment in the Shares, including its own estimate of the value of the Shares. Seller has undertaken such due diligence (including a review of Buyer’s assets, properties, liabilities, books, records and contracts) as Seller deems adequate. Seller understands that neither the Commission nor any state agency nor any other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares. Seller understands that the certificate(s) evidencing the Shares will bear a restrictive legend in substantially the following form:

“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. The securities may not be offered, sold, pledged or otherwise transferred except (1) pursuant to an exemption from registration under the Securities Act or (2) pursuant to an effective registration statement under the Securities Act, in each case in accordance with all applicable securities laws of the states and other jurisdictions, and in the case of a transaction exempt from registration, unless the Issuer has received an opinion of counsel reasonably satisfactory to it that such transaction does not require registration under the Securities Act and such other applicable laws.”

ARTICLE VII

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

7.1 Organization and Standing.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and on the Closing Date will be duly qualified to carry on its business in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

7.2 Power.

Buyer has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any provision of its organizational or governing documents.

7.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, the payment of the Purchase Price and the other transactions contemplated hereby have been duly and validly authorized by all requisite action on behalf of Buyer and this Agreement has been duly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 Liability for Brokers’ Fees.

Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.5 Litigation.

There is no action, suit, proceeding, claim or, to Buyer’s knowledge, investigation pending or, to Buyer’s knowledge, threatened in writing against Buyer in any court or by or before any Governmental Authority or arbitration or mediation that would impair Buyer’s ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transaction contemplated hereby.

7.6 Securities Laws.

Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition. Buyer is able to bear the economic risk of its acquisition of the Assets and, at the present time, is able to afford a complete loss of such investment. The Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any securities registration or qualification requirements of any securities laws.

7.7 Independent Evaluation.

Buyer has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business and Buyer is aware of its risks. Buyer has been afforded the opportunity to examine the Records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Assets (the “Background Materials”). The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller and Seller’s authorized representatives have compiled or generated; provided, however, that Buyer acknowledges and agrees that neither Seller nor any other Seller Indemnified Party has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Properties or reserves or any projections as to events that could or could not occur. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Properties. Buyer’s representatives have visited the offices of Seller and have been given opportunities to examine the Records. Except as expressly provided in this Agreement, neither Seller, Seller’s authorized representatives nor any other Seller Indemnified Party shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Seller or any other Seller Indemnified Party.

7.8 No Conflicts.

The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (a) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any agreement or instrument to which Buyer is a party or by which it is bound, or (b) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Law or any judgment, decree, or order applicable to Buyer.

7.9 Eligibility.

Buyer is, or as of the Closing Date, will be eligible and qualified under all applicable laws, rules and regulations to own the Assets, including, without limitation, the Leases.

7.10 Shares.

The Shares have been duly and validly authorized for issuance by Buyer and when issued in accordance with the terms and conditions contained herein, the Shares will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

7.11 Listing.

Buyer is in compliance in all material respects with all requirements of the New York Stock Exchange. Buyer shall comply with all requirements of the New York Stock Exchange with respect to the issuance of the Shares.

7.12 Financial Statements.

The consolidated financial statements of Buyer and the related notes contained or incorporated by reference in Buyer’s Form 10-K for the fiscal year ended December 31, 2006 as filed with the Commission (a) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto at the time of filing; and (b) present fairly, in accordance with generally accepted accounting principles, the consolidated financial position of Buyer and its subsidiaries as of the dates indicated, and the results of their operations, cash flows and the changes in shareholders’ equity for the periods therein specified. Except as otherwise indicated therein or in the footnotes thereto, such consolidated financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.

7.13 Filings.

The information contained in the following documents does not, as of their respective dates of filing with the Commission, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading:

(a) Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b) Buyer’s Current Reports on Form 8-K filed after December 31, 2006; and

(c) Buyer’s definitive Proxy Statement for its 2007 Annual Meeting of Stockholders.

ARTICLE VIII

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller.

Seller covenants and agrees with Buyer as follows:

(a) Operations Prior to Closing. Without the prior written consent of Buyer to act otherwise, and subject to the constraints of applicable operating and other agreements, during the period from the date of execution of this Agreement to the Closing Date, Seller will not:

(i) sell, transfer or abandon any part of the Assets, or voluntarily permit any of the Assets or any material rights with respect thereto to expire, or waive or release any material rights in respect of the Properties (except, in the ordinary course of business, for the abandonment of Leases upon the expiration of their respective primary terms or if not capable of production in paying quantities);

(ii) except for activities in connection with the drilling of the Well Locations described in Schedule 8.1(a)(ii), which has been approved by Buyer, approve or cause any operation, or series of related operations, with respect to any of the Properties anticipated in any instance to cost more than $200,000 per activity net to direct or indirect interest of Seller (except for emergency operations, operations required under presently existing contractual obligations and ongoing commitments under existing AFE’s as described in Schedule 8.1(a)(ii)). All expenditures (from the first dollar) incurred by Seller for operations consented to by Buyer pursuant to this Section 8.1(a)(ii) which are anticipated to exceed such $200,000 limit are herein called “Approved Expenditures” and the Purchase Price shall be increased by an amount equal to the aggregate amount of all Approved Expenditures. Notwithstanding the foregoing, any expenditures incurred for what Seller reasonably deems to be an emergency operation, yet conducted without Buyer’s consent, shall be Approved Expenditures;

(iii) enter into any new marketing contracts or agreements providing for the sale or disposition of Hydrocarbons produced from the Properties for a term in excess of 30 days;

(iv) modify, amend or terminate any of the Material Contracts or Leases;

(v) encumber any of the Properties, or acquire any additional interests in any of the Properties other than non-consent interests; or

(vi) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of Hydrocarbons produced from the Assets in the regular course of business) or enter into any farmout, or enter into any farmin or other similar contract affecting the Properties.

(b) Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Seller will continue or, with respect to Properties operated by other Persons, to the extent within Seller’s reasonable control cause to be continued the operation of the Properties in the ordinary course of its business, in accordance with past practices.

(c) Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding of the type referred to in Section 6.6 or written notice of any default under any Material Contract.

(d) Consents of Others; Conditions. Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain all authorizations and consents from Third Parties, if any, required of Seller to permit it to consummate the transaction contemplated by this Agreement.

(e) Existing Insurance. Seller shall maintain all existing insurance covering the Properties and Seller’s operations in full force and effect through the Closing Date.

(f) Burdens. Seller shall ensure that all expenses, burdens and obligations (including, without limitation, royalties, overriding royalties, rentals and other charges) attributable to the Assets that are due and payable prior to the Closing Date are properly and fully paid prior to the Closing Date.

(g) Financial Statements. Seller will deliver (i) upon execution hereof, consolidated financial statements of Seller for the fiscal year ended December 31, 2006, together with the audit report thereon of Seller’s independent public accountants and (ii) within 40 days after the end of each fiscal quarter ending prior to the Closing Date, unaudited consolidated financial statements of Seller, in each case meeting the requirements of Regulation S-X promulgated by the Commission. In the event audited financial statements on the Properties are required, Seller agrees to have such carve-out audit prepared by its auditors within 60 days after the Closing Date, at Buyer’s expense. Seller will cause its auditors to issue in favor of, or as requested by, Buyer, any consents, reports, opinions and comfort letters with respect to such financial statements that would be required by Buyer to issue and sell securities in one or more public offerings (through underwriters or otherwise), or otherwise as required by Buyer to comply with its continuous reporting obligations under the Securities Exchange Act of 1934, as amended, or the requirements of any stock exchange on which Buyer’s securities are listed or admitted for trading.

8.2 Covenants and Agreements of Buyer.

Buyer covenants and agrees with Seller that:

(a) Status. Buyer shall maintain its entity status from the date hereof until the Final Settlement Date, and use all reasonable efforts to assure that as of the Closing Date it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

(b) Consents of Others; Conditions. Prior to Closing, Buyer shall use its commercially reasonable efforts to obtain all authorizations, consents and permits from Third Parties, if any, required of Buyer to permit it to consummate the transaction contemplated by this Agreement.

(c) Bonds and Other Documents. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets or the Material Contracts (all of which bonds, letters of credit and guarantees are described in Schedule 8.2(c)) are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer or its designee, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets, and meeting the requirements of Third Parties under the Material Contracts.

8.3 Covenants and Agreements of the Parties.

(a) Confidentiality. The existing Confidentiality Agreement between Seller and Buyer dated March 19, 2007 (the “Confidentiality Agreement”) shall be deemed terminated as of the date hereof.

(b) Cure Period for Breach. If any party to this Agreement believes any other party has breached the terms of this Agreement, the party who believes the breach has occurred may give written notice to the breaching party of the nature of the breach and give that party five business days to cure. Notwithstanding the foregoing, this Section 8.3(b) shall not apply to breach of the parties’ obligations at Closing and shall not operate to delay Closing unless the non-breaching party agrees to extend the Closing to allow the other party to cure.

(c) Like-Kind Exchange. Each party consents to the other party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations promulgated by the U.S. Internal Revenue Service), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release either party from any of its liabilities and obligations under this Agreement. If requested to do so, each party agrees to cooperate with the other to attempt structure the transaction as a like-kind exchange; provided, however, that neither party shall be required to assume any additional liabilities or obligations in connection with such like-kind exchange.

8.4 Personnel.

Attached hereto as Schedule 8.4 is a list of employees who are directly engaged in the operation, maintenance, administration and similar functions for the Properties and who may be available for employment after Closing. Buyer will evaluate its personnel needs and consider offering employment to these certain employees on a case-by-case basis; however, the Buyer will have no obligation to hire any such employees. Any offers of employment made by Buyer will be effective as of the Closing Date. Buyer will not have access to personnel records relating to individual performance or other working history, unless the applicable employee provides Seller with a signed release permitting the disclosure of said information.

8.5 HSR Act.

Within five business days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. The fees required for such filings shall be the responsibility of Buyer. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.

ARTICLE IX

TAX MATTERS

9.1 Apportionment of Tax Liability.

All Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time. Based on the best current information available as of Closing, the proration shall be made between the parties as an adjustment to the Purchase Price pursuant to Section 2.7(b)(iii), and shall be subject to adjustment in the Final Settlement Statement based on then-current information, which shall then constitute a final settlement of Taxes between the parties. Taxes based on or measured by production of Hydrocarbons or the value thereof shall be deemed attributable to the period when such Taxes are assessed (even if the same are based on production or other activities occurring in prior periods). Accordingly, after Closing, and subject to adjustment in the Final Settlement Statement, Buyer expressly assumes its proportionate share of all obligations and liabilities for all Taxes payable by Seller that are assessed after the Effective Time, regardless of whether such Taxes are attributable to the period of time before or after the Effective Time.

9.2 Tax Returns and Reports.

For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any tax returns and reports relating to the Assets received by Seller after Closing and provide Buyer with any information Seller has in its possession that is necessary for Buyer to file any required tax returns and reports relating to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets and required to be filed after the Closing, pay all required Taxes payable with respect to the Assets for which Buyer is responsible under this Agreement, and indemnify Seller against liability for the payment of such Taxes and the filing of such tax returns or reports. This indemnity shall survive Closing.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions to Seller’s Obligations.

The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects (considering the transaction as a whole and disregarding any qualifications with respect to materiality or material adverse effect) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

(b) Seller shall have received a certificate dated as of the Closing, executed by the president, vice president or other duly authorized officer of Buyer to the effect that (i) the statements in Section 10.1(a) are true at and as of the Closing as to Buyer, and (ii) the covenants and agreements of Buyer contained in Article VIII have been performed in all material respects; and

(c) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.

10.2 Conditions to Buyer’s Obligations.

The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects (considering the transaction as a whole and disregarding any qualifications with respect to materiality or material adverse effect) at and as of the Closing in accordance with their terms as if such representations were remade at and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by them at or prior to the Closing in all material respects;

(b) Buyer shall have received a certificate dated as of the Closing, executed by the Chief Executive Officer or other duly authorized officer of Seller, to the effect that (i) the statements in Section 10.2(a) are true at and as of the Closing, and (ii) the covenants and agreements of Seller contained in Article VIII have been performed in all material respects;

(c) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, notice of early termination shall have been received, or a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities; and

(d) The JPMorgan Chase Bank, NA mortgage and related security interests covering the Assets shall have been released;

10.3 Conditions to Obligations of Seller and Buyer.

The obligations of both Seller and Buyer are subject, at each party’s option, to the satisfaction or waiver by it at or prior to the Closing of the following conditions precedent:

(a) no final Order shall have been entered by any court or other Governmental Authority having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing; and

(b) the aggregate reductions in the Purchase Price for (i) Defect Adjustments made pursuant to Section 4.2 (excluding any Disputed Title Matters subject to Section 4.4) plus (ii) adjustments for Environmental Defects made pursuant to Section 5.2 (excluding any Environmental Defects or Remediation amounts subject to arbitration under Section 5.5) shall not exceed ten percent (10%) of the Purchase Price.

ARTICLE XI

RIGHT OF TERMINATION AND ABANDONMENT

11.1 Termination.

This Agreement may be terminated in accordance with the following provisions:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller if, on the Closing Date, the conditions to the obligations of Seller set forth in Sections 10.1 and 10.3 have not been satisfied or have not been waived by Seller;

(c) by Buyer if, on the Closing Date, the conditions to the obligations of Buyer set forth in Sections 10.2 and 10.3 have not been satisfied or have not been waived by Buyer;

(d) by Seller if, through no fault of Seller, the Closing does not occur on or before June 29, 2007; or

(e) by Buyer if, through no fault of Buyer, the Closing does not occur on or before June 29, 2007.

11.2 Liabilities Upon Termination.

If Closing does not occur because of a breach of this Agreement by one of the parties or a party’s failure or refusal to close that is not permitted by the terms of this Agreement, then the other party shall be entitled to all remedies such party may have at law or in equity, including without limitation the remedy of specific performance. If this Agreement is terminated for any other reason, such termination is without liability to either party. Upon termination of this Agreement, Buyer shall promptly return, or certify that it has destroyed, all confidential documents and information that Buyer has received in connection with the transactions contemplated by this Agreement and that Seller identifies for return or destruction.

ARTICLE XII

CLOSING

12.1 Date of Closing.

Unless otherwise agreed to in writing and subject to the conditions stated in this Agreement, consummation of the transactions contemplated hereby (the “Closing”) shall be held on May 31, 2007, or such (a) later date that is three business days after satisfaction (or waiver) of all conditions precedent set forth in Article X, or (b) other date and time as the parties may mutually agree, but in any event no later than June 29, 2007 (the “Closing Date”).

12.2 Place of Closing.

The Closing shall be held at the offices of Holme Roberts & Owen LLP in Denver, Colorado at 9:00 A.M. Denver time or at such other time and place as Buyer and Seller may agree in writing.

12.3 Closing Obligations.

At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer, an assignment of the Assets (other than the LLC Interests), with a special warranty of title against liens, encumbrances and other matters arising by, through or under Seller, but not otherwise, in the form of the Assignment and Bill of Sale attached hereto as Exhibit E;

(b) Seller shall execute, acknowledge and deliver to Buyer any required Federal and State lease forms of assignment;

(c) Seller shall execute, acknowledge and deliver to Buyer an assignment of the LLC Interests in the form of an Assignment of Limited Liability Company Membership Interests attached hereto as Exhibit F;

(d) Seller and Buyer shall execute and deliver a Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”);

(e) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement;

(f) Buyer shall deliver the certificate described in Section 10.1(b);

(g) Seller shall deliver the certificate described in Section 10.2(b);

(h) Buyer shall deliver the Closing Amount by a wire transfer of immediately available funds to an account designated by Seller;

(i) Seller shall execute and deliver to Buyer affidavits of non-foreign status and no requirement for withholding under Section 1445 of the Code;

(j) Seller shall deliver documentation evidencing the release of the mortgage and termination of the financing statements on the Properties in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders specified in such mortgage;

(k) The Escrow Agreement shall be executed by Seller, Buyer and the Escrow Agent in substantially the form of Exhibit H attached hereto, and Buyer shall make the deposit into the Escrow Account provided for in Section 4.2(c)(ii);

(l) Seller and Buyer shall execute and deliver a registration rights agreement in customary form providing Seller “piggyback” registration rights with respect to the Shares until the first anniversary of the Closing Date; and

(m) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE XIII

POST-CLOSING OBLIGATIONS

13.1 Post-Closing Adjustments.

(a) Preparation and Payment of Final Purchase Price. As soon as practicable after the Closing, but in no event later than 90 days after Closing, Seller, with assistance from Buyer’s staff, will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment, and (ii) the resulting final purchase price for the

Assets equal to the Closing Amount adjusted by the amounts in the foregoing clause (i) (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than on or before 30 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than 45 days after receipt of Seller’s proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be referred to herein as the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Payment shall be made by wire transfer in immediately available funds. Payment by Buyer or Seller, as the case may be, shall be within five days of the Final Settlement Date.

(b) Final Settlement Dispute Resolution. If the parties are unable to resolve a dispute as to the Final Purchase Price by 45 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement, the parties shall submit the dispute to binding arbitration to be conducted in accordance with the following procedures by a mutually acceptable independent public accounting firm selected by the parties (the “Accountants”). No later than 20 days after initiating the arbitration procedure, the Accountants shall conduct a hearing, at which time the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the Accountants shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. The Accountants shall render their written decision specifically establishing the Final Purchase Price within 30 days after the hearing, which decision shall be final, conclusive and binding on Seller and Buyer. A decision may be filed in any court of competent jurisdiction and may be enforced by any party as a final judgment of such court. Without the consent of Seller and Buyer, the arbitration shall not determine any issues other than adjustments to be made pursuant to Sections 2.7 and 13.1(a); all other disputes shall be handled pursuant to the provisions of Sections 4.5, 5.5 and 15.16. The costs of the Accountants shall be borne one-half by Seller and one-half by Buyer.

13.2 Proceeds and Expenses.

Subject to the terms of this Agreement, from and after the Closing, Buyer shall be entitled to, and Seller shall promptly turn over to Buyer, all proceeds received by Seller relating to the Assets for periods from and after the Effective Time and Buyer shall be liable for all costs and expenses attributable to the Assets for periods from and after the Effective Time. Buyer shall promptly turn over to Seller all proceeds of production relating to the Assets, and all reimbursements of expenses previously paid by Seller, which are received by Buyer after the date hereof and which are attributable to the Assets for any period of time prior to the Effective Time.

13.3 Records.

As soon as practicable after Closing, Seller shall transfer the Records to Buyer. Seller may retain copies of the Records or, in the case of such files and records as to which the Lands comprise less than all of the land covered or affected thereby, originals of the Records (at Seller’s option). In the event that Seller does not retain originals or copies of certain Records, Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.4 Suspense Accounts.

Seller shall transfer to Buyer only those monies held in suspense by Seller at Closing that relate to royalties and overriding royalties as to which Buyer shall be responsible for distribution after Closing. In addition to the information set forth on Schedule 6.16, Seller agrees to provide to Buyer any information reasonably requested by Buyer regarding all of Seller’s accounts holding monies in suspense that will be transferred to Buyer together with a written explanation (as contained in Seller’s files) of why such monies are held in suspense or other information identifying the proper disposition of such monies. Buyer agrees to take and apply such monies in a manner consistent with applicable Law and with prudent oil and gas business practices and to indemnify Seller against any claim relating to the failure to pay such funds after the Closing in accordance with the instructions or information delivered to Buyer by Seller.

13.5 Sales Tax.

Buyer shall pay all sales and transfer taxes, if any, occasioned by the sale of the Assets to Buyer and all documentary, filing and recording fees required in connection with the filing and recording of the assignments of the Assets to Buyer.

13.6 Further Assurances.

From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement.

13.7 Release of Escrow Funds and Shares.

Upon the expiration of Seller’s indemnity obligations set forth in Sections 14.1(a), (b), 14.1(c) and (e) (which expiration is on February 28, 2008 pursuant to Sections 14.6(a) and (b)), Seller shall be entitled to receive all amounts and/or Shares remaining in the Escrow Account except for those amounts subject to a timely Claim Notice by Buyer under Section 14.8(a). If at such time such a Claim Notice is pending but only Shares remain on deposit with the Escrow Agent, Buyer and Seller, acting reasonably, will agree to a number of Shares to be retained by the Escrow Agent as would provide reasonable adequate security for Buyer’s claim.

13.8 Removal of Name.

As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the name “Laramie Energy, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

ARTICLE XIV

INDEMNIFICATION

14.1 Indemnification by Seller.

From and after Closing, Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses arising out of or resulting from:

(a) any representations and warranties made by Seller in Article VI of this Agreement not being true and accurate when made or at Closing (disregarding any qualifications with respect to materiality or material adverse effect);

(b) any failure by Seller to perform in all respects any of its covenants, agreements, or obligations in this Agreement or in any agreement delivered by Seller at Closing (disregarding any qualifications with respect to materiality or material adverse effect);

(c) with respect to the Properties, any Environmental Obligations accruing prior to the Effective Time; provided, however, that Seller’s indemnity pursuant to this clause (c) shall not include any Losses that relate to (i) any Environmental Defects identified by Buyer before the Notice Deadline and covered by Article V, including, without limitation, (A) Environmental Defects for which and to the extent that the Purchase Price was reduced at Closing, and (B) Environmental Defects for which Seller has completed remediation as required by Section 5.3, (ii) the acquisition or installation by Buyer of compliance technology or equipment due to changes after the Effective Time in Environmental Laws, or (iii) environmental conditions that become Environmental Obligations solely due to changes in Environmental Laws on or after the Effective Time;

(d) the Existing Seller Claims and the Notice of Violation disclosed on Scheduled 6.10; and

(e) except with respect to matters specifically addressed in clauses (a) through (d) above, all Operating Costs attributable to the ownership or operation of the Assets prior to the Effective Time.

14.2 Assumption of Certain Liabilities. Upon Closing, and subject to Seller’s indemnification obligation set forth in Section 14.1 above for the period it remains in effect, Buyer shall assume and timely and fully pay, perform and otherwise discharge, without recourse to the Seller Indemnified Parties, all obligations and Liabilities, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, arising under or with respect to the ownership or operation of the Assets and regardless of whether the same accrued or otherwise arose before, on or after the Effective Time, including, without limitation:

(a) the condition of the Properties on the date of Closing (including, without limitation, all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface of the Properties and to comply with, or to bring the Properties into compliance with, Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before or after the Closing, and

(b) the proper payment of any rentals and royalties with respect to the Properties (all of the above items in this Section 14.2 being called the “Assumed Obligations”).

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

14.3 Indemnification by Buyer.

From and after Closing, Buyer shall indemnify, defend and hold the Seller Indemnified Parties harmless from and against any and all Losses arising arise out of or resulting from:

(a) any representations or warranties made by Buyer in Article VII of this Agreement not being true and accurate when made or at Closing;

(b) any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement or in any agreement delivered by Buyer at Closing; and

(c) the Assumed Obligations.

14.4 Mutual Releases.

Buyer shall be deemed to have released the Seller Indemnified Parties, at Closing, from any and all Losses for which Buyer has agreed to indemnify the Seller Indemnified Parties hereunder, and Seller shall be deemed to have released the Buyer Indemnified Parties, at Closing, from any and all Losses for which Seller has agreed to indemnify the Buyer Indemnified Parties hereunder.

14.5 Limitations on Indemnification.

Notwithstanding anything herein to the contrary:

(a) The indemnity, defense and hold harmless obligations set forth in Sections 14.1 and 14.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, and (ii) any party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets.

(b) Seller shall have no liability or obligation for any Losses under this Article XIV (excluding Section 14.1(d)) unless the aggregate Losses which the Buyer Indemnified Parties are entitled to recover under this Article XIV exceed one percent (1%) of the Purchase Price (the “Indemnity Deductible”).

(c) In addition, in no event shall Seller be obligated under this Agreement to indemnify Buyer for an aggregate amount of Losses (excluding Losses under Section 14.1(d)) in excess of the $12,500,000 of the Purchase Price plus the aggregate Current Market Value of the Shares retained in the Escrow Account after Closing.

(d) Except with respect to Seller’s indemnification obligations under Section 14.1(d), Buyer’s sole recourse (absent fraud) for indemnification claims shall be to the Escrow Account, first to the cash on deposit therein until no such cash remains and second to the Shares. With respect to Buyer indemnification claims that are satisfied by delivery of Shares, such Shares shall be valued at their Current Market Value calculated as of the date such Shares are released from the Escrow Account for delivery to Buyer in satisfaction of the applicable claim(s).

14.6 Survival Provisions.

(a) Representations and Warranties. Except as otherwise specifically provided in this Section 14.6, the representations and warranties of Seller and Buyer in Articles VI and VII of this Agreement, and the parties’ indemnities with respect thereto, shall survive Closing until February 28, 2008, except that the representations and warranties of Seller in Sections 6.1 through 6.5, and the representations and warranties of Buyer in Sections 7.1 through 7.8, and Seller’s and Buyer’s respective indemnities with respect thereto, shall survive Closing indefinitely.

(b) Covenants and Agreements. The indemnifications of Seller contained in Section 14.1(b) shall survive Closing until February 28, 2008. The covenants, agreements, or obligations of Seller and Buyer in Section 13.7 shall survive Closing until the Escrow Account balance is reduced to zero and the covenants, agreements, or obligations of Seller and Buyer in Article VIII, Article XIII (other than Section 13.7) and Section 15.18 of this Agreement, and the parties’ indemnities with respect thereto, shall survive Closing until May 31, 2008.

(c) Other Obligations. The indemnifications and releases of Seller and Buyer contained in Sections 3.2, 5.1(b), 5.3, 9.2, 13.5, 14.1(d), 14.3(c), and 14.4 shall survive Closing and the termination of this Agreement indefinitely.

14.7 Certain Disclaimers.

THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 14.7 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER. THE EXPRESS REPRESENTATIONS AND

WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND THE TITLE WARRANTIES IN THE CONVEYANCES OF THE PROPERTIES, THE LLC INTERESTS AND THE OTHER ASSETS TO BE DELIVERED AT CLOSING, (COLLECTIVELY “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (II) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (III) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, (IV) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, OR (VI) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SUBJECT TO THE TERMS OF THIS AGREEMENT, SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND BUYER, SUBJECT TO THE TERMS OF THIS AGREEMENT, SHALL ACCEPT ALL OF THE SAME IN THEIR “AS IS, WHERE IS” CONDITION.

14.8 Procedure.

The indemnifications contained in Sections 14.1 and 14.3 shall be implemented as follows:

(a) Claim Notice. The party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written notice (a “Claim Notice”) to the other party (the “Indemnifying Party”) which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, to the extent then quantifiable; (ii) the basis for such claim, with supporting documentation; and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by such Indemnifying Party as and to, and only to, the extent required herein within 30 days after receipt of the Claim Notice or after the amount of such payment has been finally established, whichever last occurs.

(b) Information. Within 60 days after notification to an Indemnified Party with respect to any claim or legal action or other matter that may result in a Loss for which indemnification may be sought under this Article XIV, but in any event in time sufficient for the Indemnifying Party to contest any action, claim, proceeding or other matter that has become the subject of proceedings before any court or tribunal, such Indemnified Party shall give written notice of such claim, legal action or other matter to the Indemnifying Party and, at the request of such Indemnifying Party, shall furnish the Indemnifying Party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the Indemnifying Party made within 60 days after receipt of such notice, permit the Indemnifying Party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is not entitled to be indemnified hereunder, or subject the Indemnified Party to any declaratory, injunctive or other equitable relief or to regulatory sanctions or restrictions, without its consent. If the Indemnifying Party elects to assume control: (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party; and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which the Indemnifying Party’s indemnification under this Article XIV applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense.

(c) Dispute. If the existence of a valid claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid claim or the amount to be paid pursuant to the Claim Notice to the dispute resolution mechanism set forth in Section 15.16.

14.9 Reservation as to Non-Parties.

Nothing herein is intended to limit or otherwise waive any recourse Buyer may have against any Person other than the Seller Indemnified Parties, or which Seller may have against any Person other than Buyer, for any obligations or liabilities which may be incurred with respect to the Assets.

14.10 Exclusive Remedy.

The sole and exclusive remedy of Buyer with respect to the Assets shall be pursuant to the express provisions of this Agreement. Without limitation of the foregoing, if the Closing occurs the sole and exclusive remedy of Buyer, for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the purchase and sale thereof, shall be any right to indemnification from such claims that is expressly provided in this Article XIV, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law. If the Closing occurs, Buyer shall also be deemed to have waived, to the fullest extent permitted under applicable law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

14.11 Waiver of Right to Rescission.

Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE XV

MISCELLANEOUS

15.1 Schedules and Exhibits.

The Schedules and Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2 Expenses.

Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, engineering, land, title, legal and accounting fees, costs and expenses.

15.3 Notices.

All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (a) if personally delivered, when received, (b) if sent by telecopy or facsimile transmission, when received, (c) if mailed, five business days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

If to Seller:

Laramie Energy, LLC

1512 Larimer Street, Suite 1000

Denver, Colorado 80202

Attention: Robert S. Boswell

Fax: (303) 339-4399

With a copy to:

Holme Roberts & Owen LLP

1700 Lincoln street, Suite 4400

Denver, Colorado 80203

Attention: Phillip R. Clark

Fax: (303) 866-0200

If to Buyer:

Plains Exploration & Production Company

700 Milam, Suite 3100

Houston, Texas 77002

Attention:	John F. Wombwell

Executive Vice President and General Counsel

Fax: (713) 579-6231

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

15.4 Amendments.

Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

15.5 Assignment.

Prior to the Closing, neither Buyer nor Seller may assign all or any portion of their respective rights or delegate all or any portion of their respective duties hereunder.

15.6 Announcements.

Seller and Buyer shall to the extent reasonably possible consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or the transactions contemplated hereby.

15.7 Headings.

The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.8 Counterparts.

This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

15.9 References.

References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities.

15.10 Governing Law; Jurisdiction; Venue; Jury Waiver.

The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of Colorado. This Agreement and the transactions contemplated hereby or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado, without regard to conflicts of laws. Except for matters submitted to arbitration under Sections 4.4, 5.5 and 13.1(b), and subject to the provisions of Section 15.16, all of the Parties hereto consent to personal jurisdiction in the State of Colorado for any action arising out of this Agreement or the transactions contemplated hereby. Except as provided in the immediately preceding sentence, all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or the transactions contemplated hereby shall be exclusively litigated in Colorado state courts located in the City and County of Denver, Colorado or in Federal courts for the District of Colorado. Each Party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any action, suit or proceeding arising out of or related to this Agreement.

15.11 Entire Agreement.

This Agreement, the Exhibits and Schedules hereto, the Escrow Agreement and the Transition Services Agreement constitute the entire understanding among the parties, their respective partners, members, managers, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

15.12 Knowledge and Reasonable and Commercially Reasonable Efforts.

The knowledge or best knowledge of a party, or similar phrases, shall mean, for purposes of this Agreement, the actual knowledge of the party at the time the assertion regarding knowledge is made. If the party is a corporation or other entity other than a natural person, such actual knowledge must be on the part of the Person having supervising management authority over the matters to which such knowledge pertains. Reasonable or commercially reasonable efforts as used in this Agreement do not include the obligation to pay consideration.

15.13 Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

15.14 No Third-Party Beneficiaries.

This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

15.15 Waiver of Compliance with Bulk Transfer Laws.

Buyer waives compliance with any applicable bulk transfer laws relating to the transactions contemplated by this Agreement.

15.16 Dispute Resolution.

(a) After giving effect to the provisions of Section 4.4, Section 5.5 and Section 13.1(b), and except to the extent a party deems it reasonably necessary to seek immediate injunctive or equitable relief, in which event a party may seek such relief to protect its interests, if a dispute arises out of or in connection with this Agreement, the parties shall first attempt to resolve the dispute in accordance with this Section 15.16.

(b) Upon the occurrence of a dispute, any party may deliver a notice to another party requesting that the dispute be referred to senior management of the disputing parties. Such notice shall specify the names of senior management of the notifying party and a schedule of their availability during the succeeding 20 business day period. Any dispute notice shall be delivered promptly after the dispute arises.

(c) Within five days after receipt of a dispute notice, the other party shall provide a response notice specifying the names of senior management nominated by the responding party to attempt to resolve the dispute and a schedule of their availability during the 15 business day period following the date of delivery of the response notice.

(d) During the 15-day period following delivery of the response notice, the nominated members of senior management of both disputing parties shall meet or confer as frequently as possible and shall attempt in good faith to resolve the dispute. During the conduct of the dispute resolution procedures pursuant to this Section, (i) the disputing parties shall continue to perform their obligations under this Agreement, and (ii) neither disputing party shall exercise any other remedies hereunder arising by virtue of the matters in dispute.

(e) In the event the disputing parties are unable to resolve a dispute within such 15-day period in accordance with the procedures specified in clauses (a) through (d) above, either disputing party shall thereafter have the right to pursue any and all of its remedies arising hereunder by virtue of the matters in dispute.

15.17 Disclaimer of Representations and Warranties.

Except as expressly set forth in this Agreement, the parties hereto each disclaim all liability and responsibility for any other representation, warranty, statements or communications (orally or in writing) to any other party (including, but not limited to, any information contained in any opinion, information or advice that may have been provided to any such party by any partner, officer, member, trustee, beneficiary, stockholder, director, employee, agent, consultant, member, representative or contractor of such disclaiming party or its Affiliates or any engineer or engineering firm, or other agent, consultant or representative) wherever and however made, including, but not limited to, those made in any data room and any supplements or amendments thereto or during any negotiations. Without limiting the generality of the foregoing, none of the parties makes any representation or warranty as to (a) the amount, value, quality or deliverability of petroleum, natural gas or other reserves attributable to the Properties, (b) any geological, engineering or other interpretations of economic valuation, or (c) predictions as to when any event will or will not occur or is likely to occur.

15.18 Confidentiality.

No party shall disclose directly or indirectly without the prior written consent of the other parties the terms of this Agreement or any information provided by the parties in connection with the transactions contemplated hereby to a Third Party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Agreement, provided such Persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable Law or the requirements of any stock exchange on which any securities of such Party are listed or admitted for trading, (ii) to the extent necessary for the authorization or enforcement of this Agreement, or (iii) to the extent necessary to implement this Agreement. Each party shall notify the other parties of any proceeding of which it is aware which may result in disclosure of the terms of any transaction. The parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.

15.19 Construction.

Each party has been represented by counsel in connection with the negotiation and drafting of this Agreement. All presumptions concerning interpretation of this Agreement based on drafting responsibility or otherwise shall be deemed waived.

[Remainder of page intentionally left blank]

This Agreement is executed on the dates set forth in signature blocks below but is effective as of the date first set forth above.

SELLER:

LARAMIE ENERGY, LLC

By:	/s/ Robert S. Boswell
Robert S. Boswell, Chairman and
Chief Executive Officer

Date:	April 18, 2007

BUYER:

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ James C. Flores
James C. Flores
Chairman, President and Chief Executive Officer

Date:	April 18, 2007

TABLE OF EXHIBITS AND SCHEDULES

Exhibits	Title	Page
A	Description of Leases	A-1
A-1	Permits	A-1-1
B	Wells and Well Locations/Allocated Value	B-1
C	Field and Gathering Assets	C-1
D	Hidden Creek Pipeline	D-1
E	Form of Assignment and Bill of Sale	E-1
F	Form of LLC Assignment	F-1
G	Form of Transition Services Agreement	G-1
H	Form of Escrow Agreement	H-1

Schedules	Title
6.6	Existing Seller Claims	6.6-1
6.8	Seller’s Conflicts	6.8-1
6.10	Environmental Conditions	6.10-1
6.11	Pending Tax Disputes	6.11-1
6.13	Material Contracts	6.13-1
6.16	Suspense Accounts	6.16-1
6.19	Well Status	6.19-1
6.20	Laramie Land Assets	6.20-1
6.21	AFEs; Operations	6.21-1
6.22	Change in Condition	6.22-2
8.1(a)(ii)	Interim Period Expenditures	8.1(a)(ii)-1
8.2(c)	Bonds, Letters of Credit and Guarantees	8.2(c)-1
8.4	Certain Employees	8.4-1

1